SECURITIES
AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: December 15, 2003

FiberMark, Inc.
(Exact name of registrant as specified in charter)

Delaware	001-12865	82-0429330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

161 Wellington Road
P.O. Box 498
Brattleboro, Vermont 05302
(802) 257-0365

Item 5. Other Events.

FiberMark announces the appointment of John E. Hanley as vice president and chief financial officer, effective December 12, 2003, and the resignation of Allan M. Kline.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.
(c) Exhibits.
Exhibit No.           Description
99.1*          Press Release of FiberMark dated December 11, 2003.

_______________
* Filed herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FiberMark

Date: December 15, 2003	By:	/s/ John E. Hanley
Vice President and Chief Financial Officer

EXHIBIT INDEX
Exhibit No.	Description

99.1	Press release dated December 11, 2003

Exhibit 99.1

FiberMark
161 Wellington Road
P.O. Box 498
Brattleboro, VT 05302
Tel 802 257 5981
Fax 802 257 5900
E-mail info@fibermark.com

FOR IMMEDIATE RELEASE             Contact:        Janice C. Warren
                Director of Investor Relations and Corporate Communications

FIBERMARK ANNOUNCES PROMOTION OF JOHN E. HANLEY TO
CFO AND RESIGNATION OF ALLAN M. KLINE

BRATTLEBORO, VERMONT—December 11, 2003—FiberMark, Inc. (AMEX:FMK) today announced the promotion of John E. Hanley to vice president and chief financial officer. Hanley joined FiberMark in July 2003 as vice president and corporate controller. He succeeds Allan M. Kline who has resigned for personal reasons, in order to return to full-time residency in Boston.

"We regret that Allan’s tenure at FiberMark was so short, but respect his decision to put his family first," said Alex Kwader, chairman and chief executive officer chairman and chief executive officer. "We are fortunate to have the depth in our financial organization to make this a smooth transition. John Hanley has served as chief financial officer of two publicly held companies and has extensive industry experience. He has already made significant financial and strategic contributions to FiberMark."

Before joining FiberMark, Hanley most recently was vice president of finance and chief financial officer of Amerbelle Corporation, a privately held textile dye and finishing business. Earlier, he was vice president finance and chief financial officer, treasurer and secretary for Axsys Technologies, Inc., a publicly held manufacturer of engineered systems for a wide range of industries including aerospace and electronics capital equipment. Before that, he spent 20 years with Lydall, Inc., a publicly held specialty paper and fiber-based materials manufacturer serving thermal, acoustical and filtration markets. He was Lydall’s vice president of finance, treasurer and chief financial officer from 1992 to 2000.

Hanley holds bachelor’s and master’s degrees in business administration from the University of Connecticut and is a certified public accountant.

FiberMark, headquartered in Brattleboro, Vt., is a leading marketer of specialty fiber-based materials for industrial and consumer needs worldwide. Products include filter media for transportation and vacuum bags; base materials for specialty tapes, electrical and graphic arts applications, wallpaper, sandpaper and cover/decorative materials for office and school supplies, publishing, printing and premium packaging. The company has 11 facilities in the eastern United States and Europe.